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                                                                EXHIBIT 24-2



                            MCN ENERGY GROUP INC.

      RESOLUTION OF THE BOARD OF DIRECTORS AUTHORIZING THE REGISTRATION
       OF ADDITIONAL COMMON STOCK PURSUANT TO THE AMENDED AND RESTATED
            DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

                         ADOPTED DECEMBER  17, 1997

                  RESOLVED, that the Corporation's Amended and Restated Direct Stock Purchase and Dividend Reinvestment Plan is approved.

                  FURTHER RESOLVED, that the officers of the Corporation, or any of them, are directed to take such steps as are necessary to amend the Plan so that it is restated in essentially the form set forth in Attachment A.

                  FURTHER RESOLVED, that the officers of the Corporation are authorized to file a Registration Statement on Form S-3 registering an additional 1,000,000 common shares of the Corporation for distribution under the Plan.